CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Jump Securities due 2023	$8,270,800	$902.34

June 2021

Pricing Supplement No. 1,863

Registration Statement Nos. 333-250103; 333-250103-01

Dated June 30, 2021

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Jump Securities Based on the Performance of the ARK Innovation ETF due January 6, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Jump Securities (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities and prospectus, as supplemented or modified by this document. At maturity, if the shares of the ARK Innovation ETF, which we refer to as the underlying shares, have not depreciated or have appreciated in value, you will receive for each security that you hold at maturity the stated principal amount of $10 plus the upside payment of $2.97. However, if the underlying shares have depreciated in value, you will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. The securities are for investors who seek a return based on the underlying shares and who are willing to risk their principal and forgo current income and upside returns above the upside payment in exchange for the upside payment feature that applies to a limited range of performance of the underlying shares. Investors may lose their entire initial investment in the securities. The ARK Innovation ETF is actively managed and is subject to certain risks. Unlike a passively managed fund, an actively managed fund, such as the ARK Innovation ETF, does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The securities are not the Buffered Jump Securities or the Trigger Jump Securities described in the accompanying product supplement for Jump Securities. Unlike the Buffered Jump Securities and the Trigger Jump Securities, the securities do not provide any protection if the underlying shares depreciate from the initial share price.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		January 6, 2023
Valuation date:		January 3, 2023, subject to postponement for non-trading days and certain market disruption events
Underlying shares:		Shares of the ARK Innovation ETF (the “Fund”)
Aggregate principal amount:		$8,270,800
Payment at maturity:

●If the final share price is greater than or equal to the initial share price:

$10 + the upside payment

●If the final share price is less than the initial share price:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of some, and possibly all, of your investment.

Upside payment:		$2.97 per security (29.70% of the stated principal amount)
Share percent change:		(final share price – initial share price) / initial share price
Share performance factor:		final share price / initial share price
Initial share price:		$130.78, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount / Issue price:		$10 per security
Pricing date:		June 30, 2021
Original issue date:		July 6, 2021 (3 business days after the pricing date)
CUSIP / ISIN:		61772Y301 / US61772Y3018
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$9.437 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per security	$10	$0.20(1)	$9.75
$0.05(2)
Total	$8,270,800	$206,770	$8,064,030

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the Agent or its affiliates of $0.05 for each security.

(3)See “Use of proceeds and hedging” on page 16.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2020   Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Jump Securities Based on the Performance of the ARK Innovation ETF due January 6, 2023

Principal at Risk Securities

Investment Summary

Jump Securities

Principal at Risk Securities

The Jump Securities Based on the Performance of the ARK Innovation ETF due January 6, 2023 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying shares that provides a fixed positive return of 29.70% if the underlying shares have not depreciated or have appreciated at all as of the valuation date.

￭To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

If the final share price is less than the initial share price, the securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	1.5 years
Upside payment:	$2.97 per security (29.70% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Coupon:	None
Listing:	The securities will not be listed on any securities exchange

All payments on the securities are subject to our credit risk.

The original issue price of each security is $10. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $10. We estimate that the value of each security on the pricing date is $9.437.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Jump Securities Based on the Performance of the ARK Innovation ETF due January 6, 2023

Principal at Risk Securities

Key Investment Rationale

The securities offer exposure to the performance of the underlying shares. At maturity, if the underlying shares have not depreciated or have appreciated in value, investors will receive a positive return of 29.70%. If the underlying shares have depreciated in value, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to our credit risk.

Upside Scenario if the Underlying Shares Appreciate or Do Not Depreciate

The final share price is greater than or equal to the initial share price. In this case, you receive for each security that you hold $10 plus the upside payment of $2.97 per security (29.70% of the stated principal amount).

Downside Scenario

The final share price is less than the initial share price. In this case, the securities redeem for less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the closing price of the underlying shares over the term of the securities. Under these circumstances, the payment at maturity will be less than $10 per security and could be zero. For example, if the final share price is 35% less than the initial share price, the securities will be redeemed at maturity for a loss of 35% of principal at $6.50 per security, or 65% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

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Morgan Stanley Finance LLC

Jump Securities Based on the Performance of the ARK Innovation ETF due January 6, 2023

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$2.97 per security (29.70% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Jump Securities Payoff Diagram

The Securities
The Underlying Shares
Payment at Maturity on the Securities
$20.00
$18.00
$16.00
$14.00
$12.97
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$10 Stated Principal
Amount + $2.97
Upside Payment
$10 Stated
Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
29.70%
40%
60%
80%
100%
Percentage Change in the Closing Price of the Underlying Shares

See the next page for a description of how the securities work.

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Morgan Stanley Finance LLC

Jump Securities Based on the Performance of the ARK Innovation ETF due January 6, 2023

Principal at Risk Securities

How it works

￭Upside Scenario if the Underlying Shares Appreciate or Do Not Depreciate. Under the terms of the securities, if the final share price is greater than or equal to the initial share price, the investor would receive the $10 stated principal amount plus the upside payment of $2.97 per security.

￭If the underlying shares appreciate 5%, the investor would receive a 29.70% return, or $12.97 per security.

￭If the underlying shares appreciate 60%, the investor would receive only a 29.70% return, or $12.97 per security.

￭Downside Scenario. If the final share price is less than the initial share price, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than $10 per security and could be zero. There is no minimum payment at maturity on the securities.

￭If the underlying shares depreciate 50%, the investor would lose 50% of the investor’s principal and receive only $5 per security at maturity, or 50% of the stated principal amount.

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Jump Securities Based on the Performance of the ARK Innovation ETF due January 6, 2023

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security, and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of the underlying shares over the term of the securities, without any buffer. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The appreciation potential is fixed and limited. Where the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the upside payment of $2.97 per security (29.70% of the stated principal amount), even if the final share price is significantly greater than the initial share price.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “ARK Innovation ETF” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the underlying shares. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

￭The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities

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Principal at Risk Securities

may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price and the final share price and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement and “Additional Terms of the Securities” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares), including trading in the underlying shares and in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the

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Principal at Risk Securities

hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares and/or other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

￭An investment in the securities is subject to risks associated with actively managed funds. The Fund is actively managed. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. The investment adviser of an actively managed fund may adopt a strategy or strategies that pose significantly greater risks than the indexing strategy that would have been employed by a passively managed fund. As an actively managed fund, the Fund is subject to management risk. In managing an actively managed fund, the investment adviser of a fund applies investment strategies, techniques and analyses in making investment decisions for that fund, but there can be no guarantee that these actions will produce the intended results. The ability of the investment adviser to the Fund, ARK Investment Management LLC (the “Investment Adviser”) to potentially successfully implement the Fund’s investment strategy, and decisions made by the Investment Adviser pursuant to its investment strategy, will significantly influence the market price of the underlying shares and, consequently, the value of the securities.

￭Risks associated with disruptive innovation companies. The Fund’s investment strategy involves exposure to companies that the Investment Adviser determines to be consistent with the investment theme of disruptive innovation and technology. However, the companies selected by the Investment Adviser may not in fact do so. Companies that initially develop a novel technology may not be able to capitalize on that technology. Additionally, companies that develop disruptive technologies may face political or legal roadblocks from competitors, industry groups or local and national governments. These companies may also be exposed to risks applicable to sectors other than the disruptive innovation sector for which they are chosen, and the securities issued by these companies may underperform the securities of other companies that are primarily focused on a particular goal. The Fund may invest in companies that do not currently derive any revenue from disruptive innovations or technologies, and there is no assurance that any company will derive any revenue from disruptive innovations or technologies in

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the future. A disruptive innovation or technology may constitute a small portion of any company’s overall business. As a result, the success of a disruptive innovation or technology may not affect the value of the equity securities issued by that company.

￭An investment in the securities is subject to risks associated with small-capitalization and micro-capitalization companies. Some of the equity securities held by the Fund have been issued by companies with small-capitalization or micro-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Fund may be more volatile than a fund in which a greater percentage of the underlying components are issued by large-capitalization companies. Stock prices of small-capitalization and micro-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization and micro-capitalization companies may be thinly traded. In addition, small-capitalization and micro-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities. The underlying shares are linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund's net asset value per share. Because the underlying shares are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund. During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the net asset value per share of the Fund, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the component securities of the underlying shares, or engaging in transactions therein, and any such action could adversely affect the value of the underlying shares or the securities. These regulatory actions could result in restrictions on the Securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

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￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

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ARK Innovation ETF Overview

The ARK Innovation ETF is an actively managed exchange-traded fund of ARK ETF Trust (the “Trust”), a registered investment company, that primarily invests in equity securities of U.S. and non-U.S. companies that are deemed to be consistent with the Fund’s investment theme of “disruptive innovation.” The Fund is managed by ARK Investment Management LLC (“ARK LLC”), the investment adviser to the Fund. As an actively managed fund, the Fund is subject to management risk. In managing the Fund, ARK LLC applies investment strategies, techniques and analyses in making investment decisions for the Fund, but there can be no guarantee that these actions will produce the intended results. The ability of ARK LLC to potentially successfully implement the Fund’s investment strategy, and decisions made by the ARK LLC pursuant to its investment strategy, will significantly influence the Fund’s performance.

The Fund will invest under normal circumstances at least 65% of its assets in equity securities of U.S. and non-U.S. companies that are deemed to be consistent with the Fund’s investment theme of disruptive innovation. ARK LLC defines “disruptive innovation” as the introduction of a technologically enabled new product or service that potentially changes the way the world works. ARK LLC believes that companies included within this theme are those that rely on or benefit from the development of new products or services, technological improvements and advancements in scientific research relating to the areas of genomics; innovation in automation and manufacturing, transportation, energy, artificial intelligence and materials; the increased use of shared technology, infrastructure and services; and technologies that make financial services more efficient. ARK LLC defines “genomics” as the study of genes and their functions, and related techniques (e.g., genomic sequencing).

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-191019 and 811-22883, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the ARK Innovation ETF is accurate or complete.

Information as of market close on June 30, 2021:

Bloomberg Ticker Symbol:	ARKK UP
Current Share Price:	$130.78
52 Weeks Ago:	$71.31
52 Week High (on 2/12/2021):	$156.58
52 Week Low (on 6/30/2020):	$71.31

The following graph sets forth the daily closing prices of the underlying shares for the period from January 1, 2016 through June 30, 2021. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on June 30, 2021 was $130.78. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the ARK Innovation ETF Daily Closing Prices January 1, 2016 to June 30, 2021

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ARK Innovation ETF (CUSIP: 00214Q104)	High ($)	Low ($)	Period End ($)
2016
First Quarter	20.17	14.78	19.13
Second Quarter	20.02	17.94	19.29
Third Quarter	22.18	19.19	22.18
Fourth Quarter	22.39	19.20	20.05
2017
First Quarter	23.96	20.44	23.96
Second Quarter	30.30	23.66	28.95
Third Quarter	34.36	28.40	34.29
Fourth Quarter	39.94	33.73	37.08
2018
First Quarter	44.98	38.10	39.07
Second Quarter	48.37	37.81	44.98
Third Quarter	49.70	43.60	47.34
Fourth Quarter	47.41	35.34	37.19
2019
First Quarter	48.07	36.19	46.73
Second Quarter	48.98	40.14	47.98
Third Quarter	49.92	42.64	42.89
Fourth Quarter	51.82	40.62	50.05
2020
First Quarter	60.37	34.69	44.00
Second Quarter	72.40	40.20	71.31
Third Quarter	97.21	73.50	92.00
Fourth Quarter	135.05	90.79	124.49
2021
First Quarter	156.58	110.26	119.95
Second Quarter	130.88	99.48	130.78

This document relates only to the securities referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Additional information related to calculating the final share price:

If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—General Terms of Securities —Some Definitions––share closing price” in the product supplement for Jump Securities for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Antidilution Adjustments for Securities linked to Exchange-Traded Funds” in the product supplement for Jump Securities for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for Jump Securities for more information.

Market disruption event:

The following replaces in its entirety the section entitled “Market Disruption Event” in the accompanying product supplement for jump securities:

With respect to the underlying shares, market disruption event means:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the underlying shares on the primary market for the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for the underlying shares as a result of which the reported trading prices for the underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c) the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event has occurred with respect to the underlying shares: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the underlying shares or in the futures or options contract related to the underlying shares will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying shares and (4) a “suspension, absence or material limitation of trading” on the relevant exchange or primary market on which futures or options contracts related to the underlying shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. Regarding any permanent discontinuance of trading in

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the underlying shares, see “Discontinuance of the underlying shares; alteration of method of calculation” below.
Discontinuance of the underlying shares; alteration of method of calculation:

The following replaces in its entirety the section entitled “Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for jump securities:

If trading in the underlying shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Fund is liquidated or otherwise terminated (a “discontinuance or liquidation event”), the calculation agent will, in its discretion, either (i) substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Fund (the “successor fund”), after which any subsequent closing price for the underlying shares on any trading day following a discontinuance or liquidation event will be determined by reference to the published price of such successor fund at the regular weekday close of trading on such trading day, or (ii) accelerate the securities on the fifth business day following the date notice of such liquidation event is provided to holders of the underlying shares (the date of such notice, the “liquidation announcement date,” and the fifth business day following the liquidation announcement date, the “acceleration date”), after which the payment to you on the acceleration date will be equal to the fair market value of the securities on the trading day immediately following the liquidation announcement date, as determined by the calculation agent in its sole discretion based on its internal models, which will take into account the reasonable costs incurred by us or any of our affiliates in unwinding any related hedging arrangements.

Upon any selection by the calculation agent of a successor fund, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

Denominations:	$10 per security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder's tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares and in futures and options contracts on the underlying shares, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the closing price of the underlying shares on the pricing date, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the closing price of the underlying shares and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The Agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.20 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security. The costs included in the original issue price of the securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the

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MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Jump Securities and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for Jump Securities dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

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